EXHIBIT 5.3

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000 Fax: +353 1 649 2649 email: info@algoodbody.com website: www.algoodbody.com dx: 29 Dublin

Our ref	DAW/CMC 01-412209	Your ref	Date	30 March 2015

XL Group plc

XL House

8 St. Stephens Green,

Dublin 2

Ireland

XLIT Ltd.

XL House

8 St. Stephens Green,

Dublin 2

Ireland

XLIT Ltd.

US$500,000,000 4.450% Subordinated Notes Due 2025

US$500,000,000 5.500% Subordinated Notes Due 2045

Guaranteed by XL Group plc

Dear Sirs,

We have acted as legal advisers as to matters of Irish law to XL Group plc, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at XL House, 8 St. Stephens Green, Dublin 2, Ireland (the Guarantor) and XLIT Ltd., a company incorporated in the Cayman Islands with its registered office at XL House, 8 St. Stephens Green, Dublin 2, Ireland (the Issuer) in connection with the provision of the guarantees by the Guarantor (the Guarantees) in respect of the obligations of the Issuer under the US$500,000,000 4.450% Subordinated Notes Due 2025 (the 2025 Notes) and the US$500,000,000 5.500% Subordinated Notes Due 2045 (the 2045 Notes) (the 2025 Notes and the 2045 Notes together the Notes) issued by the Issuer pursuant to the subordinated indenture (the Base Subordinated Indenture) to be dated 30 March 2015 and made among the Issuer, the Guarantor and Wells Fargo Bank, National Association (the Trustee) as supplemented by the first supplemental indenture thereto (the First Supplemental Indenture) to be dated 30 March 2015 and made among the Issuer, the Guarantor and the Trustee.

Documents Examined

1.	For the purposes of giving this Opinion we have examined (i) the registration statement on Form S-3 (File No. 333-199842) filed with the United States Securities and Exchange Commission (the Commission) under the Securities Act of 1933 of the United States of America, as amended (the Securities Act) (the Registration Statement), including the base prospectus contained therein (the Base Prospectus), (ii) the preliminary prospectus supplement dated 19 March 2015 (together with the Base Prospectus, the Preliminary Prospectus) in connection with the Notes and the Guarantees, (iii) the prospectus supplement dated 24 March 2015 (together with the Base

Dublin     Belfast      London      New York      San Francisco      Palo Alto

P.M. Law	V.J. Power	S. O’Riordan	E.A. Roberts	D. Widger	J.B. Somerville	D. Main	P.T. Fahy	A. Casey	G. Stanley	C. Morrissey
C.E. Gill	L.A. Kennedy	M.P. McKenna	C. Rogers	C. Christle	M.F. Barr	J. Cahir	A.J. Johnston	B. Hosty	D. Dagostino
E.M. FitzGerald	S.M. Doggett	K.A. Feeney	G. O’Toole	S. O’Croinin	A.M. Curran	M. Traynor	M. Rasdale	M. O’Brien	E. Keane
B.M. Cotter	B. McDermott	M. Sherlock	J.N. Kelly	J.W. Yarr	A. Roberts	P.M. Murray	D. Inverarity	K. Killalea	C. Clarkin
J. G. Grennan	C. Duffy	E.P. Conlon	N. O’Sullivan	D.R. Baxter	M. Dale	N. Ryan	M. Coghlan	L. Mulleady	R. Grey
J. Coman	E.M. Brady	E. MacNeill	M.J. Ward	A. McCarthy	C. McCourt	P. Walker	D.R. Francis	K. Ryan	R. Lyons
P.D. White	P.V. Maher	K.P. Allen	A.C. Burke	J.F. Whelan	R.M. Moore	K. Furlong	L.A. Murphy	E. Hurley	J. Sheehy

Consultants:   J.R. Osborne   S.W. Haughey   T.V. O’Connor   Professor J.C.W. Wylie   A.F. Browne   M.A. Greene   A.V. Fanagan   J.A. O’Farrell   I.B. Moore   J.H. Hickson

Prospectus, the Prospectus, and together with the Registration Statement and Preliminary Prospectus, the Offering Documents) in connection with the Notes and the Guarantees; (iv) the documents set out in Schedule 1 (the Transaction Documents, and together with the Offering Documents, the Issue Documents) and (iii) the corporate documents set out in Schedule 2 (the Corporate Documents and, together with the Issue Documents, the Documents).

Bases of Opinion

2.
2.1.	Terms defined in the Issue Documents have the same meaning in this Opinion.

2.2.	This Opinion is confined to matters of Irish law applied by the courts of Ireland as at the date hereof and is given on the basis that it shall be governed by and construed in accordance with Irish law without reference to the provisions of other laws imported by private international law. We have made no investigation of, and express no opinion as to, the laws of any other jurisdiction. We have no knowledge of whether, or to what extent, the laws of a jurisdiction other than Ireland would affect this Opinion.

2.3.	This Opinion is limited strictly to the matters stated herein and is not to be read as extending by implication or otherwise to any other matter.

2.4.	This Opinion is given as of the date hereof and may not be relied upon as of any later date.

Assumptions

3.	For the purposes of issuing this Opinion we have made and relied on the following assumptions without any responsibility on our part if any assumption proves to be untrue as we have not independently verified any assumption:

3.1.	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

3.2.	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes were duly passed and are in full force and effect;

3.3.	the genuineness of the signatures and seals on all original and copy documents which we have examined;

3.4.	that the memorandum and articles of association of the Guarantor are correct and up to date;
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3.5.	the accuracy and completeness as to factual matters of the representations and warranties of the Guarantor contained in the Documents and the accuracy of all certificates provided to us by the Guarantor;

3.6.	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Issue Documents;

3.7.	without having made any investigation, that as a matter of the laws of the State of New York and all other applicable law (other than the laws of Ireland), the terms and conditions of the Notes and the provisions of the Transaction Documents constitute legal, valid, binding and enforceable obligations of each of the parties thereto;

3.8.	the accuracy and completeness of all information appearing on public records;

3.9.	that the Guarantor has entered into the Transaction Documents in good faith, for its legitimate business purposes, for good consideration, and that it will derive commercial benefit from the Transaction;

3.10.	that (a) the Guarantor will be fully solvent at the time of and immediately following its entry into the Transaction Documents and the filing of the Registration Statement; (b) the Guarantor will not become insolvent as a consequence of doing any act or thing which the Transaction Documents or the Registration Statement contemplates, permits or requires the Guarantor to do (including providing the Guarantees); (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Guarantor; and (d) no receiver has been appointed in relation to any of the assets or undertaking of the Guarantor;

3.11.	that the proceeds of the issue of the Notes were not directly or indirectly used to finance a purchase, or subscription made or to be made, by any person for any shares in the Guarantor;

3.12.	no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the agreements or arrangements referred to in the Registration Statement or with respect to the entry of the Guarantor into the Transaction Documents are or will be required to be obtained;

3.13.	that, for the purposes of Directive 2003/71/EC, no offering of the Notes will be made to the public within the European Economic Area and no application will be made to have the Notes admitted to the official list or to trading on any regulated market situated or operating within the European Economic Area; and

3.14.	the Transaction Documents or the Notes and the transactions and other matters contemplated thereby are not and will not be affected by any financial restrictions arising from orders made by the Minister for Finance under the Financial Transfers Act 1992, the Criminal Justice (Terrorist Offences) Act 2005, the European Communities Act 1972 or
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European Communities Regulations being directly applicable or having direct effect in Ireland. Orders which have been made under those acts and regulations that are in effect at the date of this Opinion impose restrictions on financial transfers involving residents of certain countries, certain named individuals and certain named entities arising from the implementation in Ireland of United Nations and EU sanctions.

Opinion

4.	We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this Opinion. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that:

4.1.	the Guarantor is a public company duly incorporated with limited liability under the laws of Ireland and is a separate legal entity, subject to suit in its own name. Based only on searches carried out in the Irish Companies Registration Office on 30 March 2015, the Guarantor is validly existing under the laws of Ireland;

4.2.	the Guarantor has the necessary power and authority to enable it to execute, deliver and perform the obligations undertaken by it under the Transaction Documents;

4.3.	the execution of the Transaction Documents has been duly authorised by the Guarantor;

4.4.	the execution, delivery and performance by the Guarantor of the Transaction Documents will not:

4.4.1.	cause any law, regulation, rule or order of Ireland to be contravened; or

4.4.2.	result in a breach of any of the terms or provisions of the Memorandum or Articles of Association of the Guarantor; and

4.5.	the Guarantor is not entitled to claim any immunity from suit, execution, attachment or other legal process in Ireland.

Qualifications

5.	The opinions set forth in this opinion letter are given subject to the following qualifications:

5.1.	this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

5.2.	this opinion is subject to the general laws relating to the limitation of actions in Ireland;
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5.3.	a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the Transaction Documents might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

5.4.	additional interest imposed by any clause of any Transaction Documents might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. The fact that such provisions are held to be void would not in itself prejudice the legality and enforceability of any other provisions of the Transaction Documents but could restrict the amount recoverable by way of interest under the Transaction Documents;

5.5.	the Offering Documents have been prepared by the Issuer and we have not investigated or verified the truth or accuracy of the information contained therein, nor have we been responsible for ensuring that no material information has been omitted therefrom; and

5.6.	we express no opinion on any taxation matters.

Reliance

6.
6.1.	This Opinion may be relied upon by the Issuer’s legal advisers, Skadden, Arps, Slate, Meagher & Flom LLP and Kirstin Gould, Executive Vice President, General Counsel and Secretary of the Guarantor.

6.2.	We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement, and in the prospectus supplement related to the offering of the Notes, under the heading “Legal Matters” as counsel for the Guarantor who have passed, in accordance with the terms of this Opinion, on the validity as to matters of Irish law of the Notes being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ A&L Goodbody

A&L Goodbody

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SCHEDULE 1

Transaction Documents

1.	Base Subordinated Indenture (including the Guarantees) among the Issuer, the Guarantor and the Trustee dated 30 March 2015.

2.	First Supplemental Indenture among the Issuer, the Guarantor and the Trustee dated 30 March 2015.

3.	Underwriting Agreement dated 24 March 2015 among the Issuer, the Guarantor and the Underwriters.

SCHEDULE 2

1.	Corporate Certificate of the Guarantor dated 30 March 2015 including, inter alia;

o	Resolutions of the directors of the Guarantor; and

o	Certified copy of the Certificate of Incorporation, Certificate of Re-registration as a public limited company and Memorandum and Articles of Association of the Guarantor.
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